                                                                                   Exhibit 99.1

News Release

AGL Resources Reports First Quarter 2009 Results

•	Diluted earnings per share (EPS) of $1.55 versus $1.16 in first quarter 2008

•	Results reflect improved results in the distribution operations, retail energy operations and wholesale services segments

ATLANTA – April 29, 2009 – AGL Resources Inc. (NYSE: AGL) today reported first quarter net income of $119 million, or $1.55 per basic (and diluted) share, compared to net income of $89 million, or $1.17 per basic share ($1.16 per diluted share) reported for the same period last year.

First quarter 2009 results reflect improved earnings contributions from each of the company’s three largest operating segments – distribution operations, retail energy operations and wholesale services.

“We are off to a good start and are on track to meet our goals for 2009,” said John W. Somerhalder II, AGL Resources chairman, president and chief executive officer.  “We also continue to make very good progress on two key areas of focus for us this year – remaining on track to complete our major capital projects and executing on our regulatory strategy to recover prudently incurred investments made in our utility business.”

Q1 2009 RESULTS BY BUSINESS SEGMENT

Distribution Operations

The distribution operations segment contributed EBIT (earnings before interest and taxes) of $130 million, compared to $123 million in the first quarter of 2008.  The increase over the previous year’s quarter was primarily driven by higher charges to marketers in Georgia for the storage of natural gas inventory and increased pipeline replacement revenues at Atlanta Gas Light, offset slightly by reduced customer growth and usage.  During the first quarter of 2009, customer growth decreased 0.1 percent as compared to the first quarter of 2008, reflecting a net decline of about 3,000 customers.

Operating expenses of $124 million for first quarter 2009 were $2 million lower than during the same period last year.  The decline was driven primarily by lower outside services and marketing expenses, which offset increased bad debt and depreciation expenses.

Retail Energy Operations

The retail energy operations segment, consisting of SouthStar Energy Services, contributed EBIT of $63 million for the first quarter of 2009, compared to $62 million for the same period in 2008.

Operating margin increased $2 million, with a $14 million improvement due to increased opportunities driven by more favorable market conditions and decreasing commodity prices as well as higher customer usage, offset by a $12 million decrease in operating margin, resulting from a 3 percent decline in average customer count and an increase in the number of customers switching to less profitable retail pricing plans, reflecting the increased competitiveness of the retail pricing market for natural gas in Georgia.  Operating margins also were higher due to increased contributions from SouthStar’s growth markets (Ohio and Florida) of $3 million, and to a $3 million charge related to a consent agreement with the Georgia Public Service Commission in 2008 that was not incurred in 2009.  These increases were substantially offset by a lower-of-cost-or-market natural gas inventory valuation adjustment in the amount of $6 million as prices declined during the quarter.

Operating expenses were up $1 million, mainly due to higher incentive compensation costs.

Wholesale Services

The wholesale services segment, consisting primarily of Sequent Energy Management, contributed $38 million in EBIT in first quarter 2009, compared to $1 million reported for the first quarter of 2008.

A $44 million increase in operating margin as compared to last year was driven mainly by a $47 million increase in reported hedge gains on the instruments used to hedge transportation capacity and natural gas inventory in storage and a $5 million increase in commercial activity.  The increases were partially offset by an $8 million lower-of-cost-or-market inventory valuation adjustment during the quarter.

Operating expenses were up $7 million as compared to the prior-year period, mainly due to higher incentive compensation expenses associated with the higher earnings results.

Energy Investments

The energy investments segment contributed EBIT of $2 million for the first quarter of 2009, compared to EBIT of $5 million during the prior-year period.  Operating margin was down $1 million year-over-year, primarily reflecting lower revenues from Jefferson Island and AGL Networks.  Operating expenses were up $2 million, reflecting higher Jefferson Island legal expenses as well as higher property tax and depreciation expenses for the Golden Triangle Storage project.

INTEREST EXPENSE AND INCOME TAXES

Interest expense for the first quarter of 2009 was $25 million, down $5 million from the first quarter of 2008.  The decline in interest expense resulted from a decrease in short-term interest rates, partially offset by higher average debt outstanding.

Income taxes for the first quarter of 2009 were $72 million, up $18 million compared to the first quarter of 2008, reflecting higher consolidated earnings for the quarter relative to the prior year.

2009 EARNINGS OUTLOOK

AGL Resources continues to expect its 2009 earnings to be in the range of $2.65 to $2.75 per diluted share.  This earnings expectation assumes normal weather and average volatility in natural gas prices. However, unanticipated changes in these events or other circumstances could materially impact earnings, and could result in earnings for 2009 significantly above or below this outlook.

EARNINGS CONFERENCE CALL/WEBCAST

AGL Resources will host its first quarter 2009 earnings conference call and webcast on Wednesday, April 29, 2009, at 4 p.m. Eastern Time.  The webcast can be accessed via the Investor Relations section of the AGL Resources Web site at www.aglresources.com, or by dialing 800/299-7635 in the United States or 617/786-2901 outside the United States. The confirmation code is 80368894. A replay of the conference call will be available by dialing 888/286-8010 in the United States or 617/801-6888 outside the United States, with a confirmation code of 14021043. A replay of the call also will be available on the Investor Relations section of the company's Web site for seven days following the call.

About AGL Resources

AGL Resources (NYSE: AGL), an Atlanta-based energy services company, serves approximately 2.3 million customers in six states. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout North America. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. The company also owns and operates Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements

Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward- looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "believe," "can," "could," "estimate," "expect," "forecast," "future," "goal," "indicate," "intend," "may," "outlook," "plan," “potential,” "predict," "project," "seek," "should," "target," "would," or similar expressions. Forward-looking statements contained in this press release include, without limitation, the information under the heading “2009 Earnings Outlook.” Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; the impact of acquisitions and divestitures; direct or indirect effects on our business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including recent disruptions in the capital markets and lending environment and the current economic downturn; and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters such as hurricanes on the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information

Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations and on operating margin. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure that includes operating income, other income and expenses. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as operating revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company's operating performance than operating income or net income attributable to AGL Resources Inc. as determined in accordance with GAAP. In addition, the company's EBIT and operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company's website at www.aglresources.com under the Investor Relations section.

# # # #

Contacts:              Financial
Steve Cave
Office:  404-584-3801
Cell: 678-642-4258
scave@aglresources.com

Media
Tami Gerke
Office:404-584-3873
Cell:404-358-2307
tgerke@aglresources.com

AGL Resources Inc.
Condensed Consolidated Statements of Income
For the Three Months Ended
March 31, 2009 and 2008
(In millions, except per share amounts)
(Unaudited)

	Three Months
	3/31/2009	3/31/2008	Fav/(Unfav)

Operating Revenues	$995	$1,012	$(17)
Cost of Gas	589	657	68
Operation and Maintenance	125	119	(6)
Depreciation and Amortization	39	36	(3)
Taxes Other Than Income Taxes	12	12	-
Total Operating Expenses	765	824	59
Operating Income	230	188	42
Other Income	2	1	1
Earnings Before Interest & Taxes	232	189	43
Interest Expense, Net	25	30	5
Earnings Before Income Taxes	207	159	48
Income Tax Expense	72	54	(18)
Net Income	135	105	30
Less Net Income Attributable to Noncontrolling Interest	16	16	-
Net Income Attributable to AGL Resources Inc.	$119	$89	$30

Earnings Per Common Share
Basic Attributable to AGL Resources Inc. Common Shareholders	$1.55	$1.17	$0.38
Diluted Attributable to AGL Resources Inc. Common Shareholders	$1.55	$1.16	$0.39

Shares Outstanding
Basic	76.7	76.0	(0.7)
Diluted	76.8	76.3	(0.5)

AGL Resources Inc.
EBIT Schedule
For the Three Months Ended
March 31, 2009 and 2008
(In millions, except per share amounts)
(Unaudited)

		Three Months
	3/31/2009	3/31/2008	Fav/(Unfav)
Distribution Operations	$130	$123	$7
Retail Energy Operations	63	62	1
Wholesale Services	38	1	37
Energy Investments	2	5	(3)
Corporate	(1)	(2)	1
Consolidated EBIT	232	189	43
Interest Expense	25	30	5
Income Taxes	72	54	(18)
Net Income	135	105	30
Less Net Income Attributable to Noncontrolling Interest	16	16	-
Net Income Attributable to AGL Resources Inc.	$119	$89	$30

Earnings per Common Share
Basic Attributable to AGL Resources Inc. Common Shareholders	$1.55	$1.17	$0.38
Diluted Attributable to AGL Resources Inc. Common Shareholders	$1.55	$1.16	$0.39

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three Months Ended
March 31, 2009 and 2008
(In millions)
(Unaudited)

	Three Months
	3/31/2009	3/31/2008	Fav/(Unfav)
Operating Revenues	$995	$1,012	$(17)
Cost of Gas	589	657	68
Operating Margin	$406	$355	$51